UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cygne Designs, Inc.

(Name of Registrant as Specified in Its Charter)

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CYGNE DESIGNS, INC.

11 West 42nd Street

New York, NY 10036

(212) 997-7767

March      2007

Dear Fellow Stockholder:

You are cordially invited to attend the 2006 annual meeting of stockholders of Cygne Designs, Inc. to be held at 10:00 a.m. (local time), on March     , 2007 at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York.

This year, you are being asked to (i) elect four directors to our board of directors and (ii) approve the issuance of up to 17,485,715 shares of our common stock in payment of $37.0 million of our outstanding $38.5 million principal amount subordinated promissory note. We issued the note in the original principal amount of $47.5 million in July 2005 in partial consideration for the assets used in Diversified Apparel Resources' business of the designing, merchandising and wholesaling of branded and private label denim apparel. On January 3, 2006, we entered into a note conversion agreement with Diversified Apparel providing for the conversion of $7.5 million of the principal amount of the note to Diversified Apparel into 1,428,571 shares of our common stock at the rate of $5.25 per share. On October 31, 2006, we made a principal payment of $1.5 million due on the note. Effective November 1, 2006, Diversified Apparel transferred the note to Serge Kraif. Effective January 31, 2007, we entered into an agreement with Mr. Kraif pursuant to which, if our stockholders approve:

•	We would issue 8,800,000 shares of our common stock to Mr. Kraif in payment of $22.0 million of the note;

•

We would issue a convertible note in the principal amount of $15.0 million that is convertible into shares of our common stock at a conversion price of $3.50 per share in payment of $15.0 million of the note, and

•	We would issue to Mr. Kraif a warrant to purchase up to 4,400,000 shares of our common stock at a price of $3.00 per share.

In addition, effective January 31, 2007, Mr. Kraif agreed that (i) the $1.5 million principal payment on the note originally due on January 31, 2007 would be postponed and paid by Cygne from time to time when it had available funds and (ii) all accrued but unpaid interest at January 31, 2007 was forgiven.

In addition, I will be pleased to report on the affairs of Cygne, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

Thank you for your cooperation.

Very truly yours,

Bernard M. Manuel
Chief Executive Officer

CYGNE DESIGNS, INC.

11 West 42nd Street

New York, NY 10036

(212) 997-7767

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

New York, New York

March     , 2007

The 2006 annual meeting of stockholders of Cygne Designs, Inc. will be held at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York on March     , 2007 at 10:00 a.m. (local time) for the following purposes:

•	to elect four directors to serve until the next annual meeting of stockholders or until their respective successors shall have been duly elected and qualified to serve;

•	to approve the issuance of up to 17,485,715 shares of our common stock in payment of $37.0 principal amount of our outstanding $38.5 million subordinated promissory note; and

•	to transact such other business as may properly come before the annual meeting.

Only stockholders of record at the close of business on February 12, 2007 will be entitled to notice of, and to vote at, the 2006 annual meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at our corporate headquarters at 11 West 42nd Street, New York, New York.

Whether or not you expect to attend the annual meeting, your proxy vote is important. Stockholders who are unable to attend the meeting in person are requested to sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

By Order of the Board of directors

Roy E. Green
Secretary

CYGNE DESIGNS, INC.

11 West 42nd Street

New York, NY 10036

(212) 997-7767

PROXY STATEMENT

The 2006 annual meeting of stockholders of Cygne Designs, Inc. will be held on March _, 2007 at 10:00 a.m. (local time) at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103. Copies of this proxy statement, the attached notice of annual meeting of stockholders, and the enclosed proxy card are being mailed to stockholders on or about March _, 2007.

ABOUT THE 2006 ANNUAL MEETING

What is the Purpose of the Meeting?

At our annual meeting, you will be asked to vote on the following matters:

•	to elect four directors to serve until the next annual meeting of stockholders or until their respective successors shall have been duly elected and qualified to serve;

•	to approve the issuance of up to 17,485,715 shares of our common stock in payment of $37.0 million of our outstanding $38.5 million subordinated promissory note (the “Issuance Proposal”); and

•	to transact such other business as may properly come before the annual meeting.

In addition, our management will report on the performance of Cygne during the fiscal year ended January 31, 2006 and respond to questions from stockholders.

On July 31, 2005, we, Commerce Clothing Company LLC (whose name was subsequently changed to Diversified Apparel Resources, LLC [“Diversified Apparel”]), and the members of Diversified Apparel including Mr. Guez (“Guez”), Diversified Apparel’s managing member and Chief Executive Officer, entered into an asset purchase agreement, and simultaneously closed the transactions contemplated thereby, providing for the purchase by Cygne from Diversified Apparel of the assets (the “Assets”) used in Diversified Apparel’s business of the designing, merchandising and wholesaling of branded and private label denim apparel, which included, among other things, all of Diversified Apparel’s (i) tangible personal property, (ii) open purchase orders, (ii) New York showroom leases (for the property located on the fourth floor of 215 West 40th Street) and (iii) trademarks and intellectual property associated with the Acquired Business. Cygne accounted for this transaction as a purchase. In consideration for the Assets, Cygne (i) issued to Diversified Apparel 10.5 million shares of its common stock, (ii) issued to Diversified Apparel a secured subordinated promissory note (the “Note”) in the principal amount of $47.5 million, (iii) paid $2 million in cash at the closing and (iv) paid to Diversified Apparel $1,750,000 in seven monthly installments of $250,000 each, without interest, on the last day of each month commencing August 2005.

On January 3, 2006, Cygne and Diversified Apparel entered into a note conversion agreement providing for the conversion of $7,500,000 of the principal amount of the Note into 1,428,571 shares of our common stock at the rate of $5.25 per share. On October 31, 2006, we made a principal payment of $1.5 million due on the Note. Effective November 1, 2006, Diversified Apparel transferred the Note to Serge Kraif, an individual whom Cygne believes is unrelated to, and not affiliated with, Diversified Apparel or Mr. Guez. Effective January 31, 2007, we entered into an agreement with Mr. Kraif pursuant to which, if our stockholders approved:

•	We would issue 8,800,000 shares of our common stock to Mr. Kraif in payment of $22.0 million of the Note;

•

We would issue a convertible note in the principal amount of $15.0 million that is convertible into shares of our common stock at a conversion price of $3.50 per share in payment of $15.0 million of the Note, and

•	We would issue to Mr. Kraif a warrant to purchase up to 4,400,000 shares of our common stock at a price of $3.00 per share.

In addition, effective January 31, 2007, Mr. Kraif agreed that (i) the $1.5 million principal payment on the Note originally due on January 31, 2007 would be postponed and paid by Cygne from time to time when it had available funds and (ii) all accrued but unpaid interest at January 31, 2007 was forgiven.

As of May 17, 2006, pursuant to information set forth in a Schedule 13D/A filed with the SEC, Mr. Guez beneficially owns, has the power to dispose or direct the disposition of, and to vote or direct the voting of, shares, personally, through various trusts and Diversified Apparel, representing approximately 49% of the shares of our common stock.

If our stockholders approve the issuance of shares of our common stock to Mr. Kraif in partial payment of our indebtedness to him, Mr. Kraif will own 8,800,000 shares of our common stock, or approximately 25% our outstanding shares, and will have the right to purchase up to an additional 8,685,715 shares of our common stock, in which event he will own approximately 40% of our outstanding common stock. If Mr. Kraif owns approximately 25% of our common stock, Mr. Guez will control approximately 37% of our outstanding common stock, and if Mr. Kraif acquires all of our common stock that he is entitled to purchase, Mr. Guez will control approximately 30% of our outstanding common stock.

Why are we seeking stockholder approval of the Issuance Proposal?

Because our common stock is listed on the Nasdaq Capital Market, we are subject to the Nasdaq Marketplace Rules. Rule 4350 of the Nasdaq Marketplace Rules requires stockholder approval for, among other things, (i) any issuance or potential issuance that will result in a change of control of the issuer and (ii) in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

If the Issuance Proposal is approved, Mr. Kraif will own 8,800,000 shares of our common stock, or approximately 25% of our outstanding common stock, and will have the right to acquire up to an additional 8,685,715 shares of our common stock upon the conversion of the remaining outstanding principal amount of the note and exercise of a warrant to purchase shares of our common stock. If Mr. Kraif acquires these 8,685,715 shares, he would own approximately 40% of our outstanding common stock. As a result, stockholder approval is required under the Nasdaq Marketplace Rules before we can complete the Issuance Proposal.

What happens if the required approval for the Issuance Proposal is obtained?

If the Issuance Proposal is approved by our stockholders, the following will occur:

•

$22.0 million principal amount of the Note will be converted into 8,800,000 shares of our common stock, or approximately 25% of the outstanding common stock, and will be listed on the Nasdaq Capital Market

•

We would issue a convertible note in the principal amount of $15.0 million that is convertible into shares of our common stock at a conversion price of $3.50 per share in payment of $15.0 million of the Note, and

•	We would issue to Mr. Kraif a warrant to purchase up to 4,400,000 shares of our common stock at a price of $3.00 per share.

In addition, effective January 31, 2007, Mr. Kraif agreed that (i) the $1.5 million principal payment on the Note originally due on January 31, 2007 would be postponed and paid by Cygne from time to time when it had available funds and (ii) all accrued but unpaid interest at January 31, 2007 was forgiven.

As a result, our existing stockholders will incur substantial dilution to their voting interests and will own a smaller percentage of our outstanding common stock. In addition, the increase in the number of shares of our common stock outstanding would have the effect of decreasing our net income or loss per share, as applicable, for periods ending after the issuance, because any earnings or losses we may experience would be spread over a greater number of shares of our common stock. Partially offsetting this decrease will be the decrease in interest expense, which will increase our net income or decrease our net loss, as applicable.

What happens if the required approval for the Issuance Proposal is not obtained?

If our stockholders do not approve the Issuance Proposal, the Note in the principal amount of $38.5 will remain outstanding and we will continue to pay interest on and principal of the Note, which will reduce the amount of cash available for use in our business. In addition, our significant leverage resulting from the Note will make it more difficult for us to obtain funds to expand our business. In addition, if our stockholders fail to approve the Issuance Proposal at this annual meeting, we reserve the option to solicit our stockholders again at a subsequent stockholders meeting. Any subsequent solicitation would result in additional costs and expenses to us and would decrease the amount of cash available to operate our business.

Who is Entitled to Vote at the Meeting?

Only stockholders of record at the close of business on the record date, February 22, 2007 are entitled to receive notice of and to vote at the 2006 annual meeting.

What are the Voting Rights of Cygne Stockholders?

Each stockholder is entitled to cast one vote for each share of common stock that he or she held as of the record date on each matter to be voted upon at the meeting or any postponement or adjournments of the meeting.

What Constitutes a Quorum?

In order to carry on the business of the meeting, there must be a quorum. This means at least a majority of the outstanding shares eligible to vote on the record date must be represented at the meeting, either by proxy or in person. As of the record date, 26,462,109 shares of common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. “Broker non-votes” are shares held by brokers or nominees that are present in person or represented by proxy, but that are not voted on a particular matter because instructions have not been received from the beneficial owner.

How Do Proxies Work?

The board of directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the annual meeting in the manner you direct.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our four director nominees and in favor of the Issuance Proposal.

If any other matters are properly presented for consideration at the meeting, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent on those matters as recommended by the board of directors. If the board does not make a recommendation, then they will vote in accordance with their best judgment.

How Do I Vote?

You may vote in person at the meeting or by proxy by completing and mailing the enclosed proxy card. The board of directors recommends that you vote by proxy even if you plan to attend the meeting. If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

Can I Change My Vote After I Submit My Proxy?

Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date. The power of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What is the Recommendation of the Board of directors?

The board of directors recommends a vote For (i) the election of the four nominated directors and (ii) the Issuance Proposal.

What Vote is Required to Approve Each of the Proposals?

The vote required to approve each of our proposals is discussed under the description of each proposal. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority. The effect of broker non-votes on the specific items to be brought before the annual meeting is discussed under each proposal.

Holders of a majority of our outstanding shares at February 12, 2007 have agreed to vote in favor of the Issuance Proposal, so it approval is assured.

Who is Soliciting These Proxies?

Our board of directors is soliciting the execution and return of the enclosed proxy card for the purposes set forth in the notice of meeting. We will bear the cost incidental to soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, fax, personal interviews, and other methods of communication. Although we have no present plans to hire paid solicitors to assist us in obtaining proxies, we may do so if we determine it will be helpful in obtaining stockholder approval of the matters to be voted upon at the meeting. We will pay all the fees and expenses of any firm engaged by us.

Stockholders are urged to complete, sign, date, and return the enclosed proxy card in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing your proxy promptly no matter how large or how small your holding may be.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of February 12, 2007 regarding the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each director and nominee for election as a director of Cygne; (iii) each executive officer named in the Summary Compensation Table (see “Executive Compensation”); and (iv) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

Name and Address	Amount and Nature of Beneficial Ownership of Our Common Stock (1)	Percentage of Our Common Stock
Mr. Guez (2)	12,973,571	49.03%
Diversified Apparel Resources, LLC (2)(3)	4,428,571	16.74%
Guez Living Trust dated December 6, 1996 (2)(4)	2,950,140	11.15%
James G. Groninger (5)	13,275	*
Guy Kinberg (6)	34,687	*
Michel Collet (7)	4,687	*
Bernard M. Manuel (8)	4,946,975	18.69%
Roy Green (9)	0	*
Directors and executive officers as a group (5 persons)	4,999,624	18.89%

*	Less than one percent

(1)	A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares.

(2)	According to Schedule 13D filed May 17, 2006, of the 12,973,571 shares of Common Stock, (i) Mr. Guez directly owns 4,426,420 shares, (ii) 4,428,471 shares are held by Diversified Apparel Resources, LLC, of which Mr. Guez is a 32.2% owner and the manager and, as such, may be deemed to beneficially own the shares owned by Diversified Apparel, (iii) 1,570,915 shares are held by the Guez Living Trust dated December 6, 1996 of which Mr. Guez is co-trustee and co-beneficiary and, as such, Mr. Guez may be deemed to be the beneficial owner of the shares owned by the trust, (iv) 1,379,225 shares are owned by 215 GZ Partners, which is 100% owned by The Guez Living Trust dated December 6, 1996, and accordingly Mr. Guez may be deemed to beneficially own the shares held by 215 GZ Partners, (v) 584,220 shares are owned by Griffin James Aron Guez Irrevocable Trust dated January 1, 1996 of which Mr. Guez’s son is the sole beneficiary and Mr. Guez’s mother, Marguerite Ester Guez, is the trustee, and as such, Mr. Guez may be deemed to beneficially own the shares owned by Griffin James Aron Guez Irrevocable Trust dated January 1, 1996, and (vi) 584,220 shares are owned by Stephan Avner Felix Guez Irrevocable Trust dated January 1, 1996 of which Mr. Guez’s son Stephen Guez is the trustee and sole beneficiary, and as such Mr. Guez may be deemed to beneficially own the shares owned by Stephan Avner Felix Guez Irrevocable Trust dated January 1, 1996. Mr. Guez disclaims beneficial ownership of the securities held by Diversified Apparel and Guez Living Trust except to the extent of his pecuniary interest therein. Mr. Guez disclaims beneficial ownership of the securities held by Griffin Guez Trust and Stephan Guez Trust. Mr. Guez’s address is c/o Diversified Apparel Resources, LLC, 5804 E. Slauson Ave., Commerce, CA 90040.
(3)	The address of this entity is 5804 E. Slauson Ave., Commerce, CA 90040.

(4)	The address of this entity is c/o Diversified Apparel Resources, LLC, 5804 E. Slauson Ave., Commerce, CA 90040.

(5)

On January 20, 2006, Mr. Groninger received 22,500 shares of restricted common stock under the 2006 Incentive Plan. These shares vest over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006. Mr. Groninger’s address is c/o Cygne Designs, Inc., 11 West 42nd Street, NY, NY 10036 .

(6)

On January 20, 2006, Mr. Kimberg received 18,750 shares of restricted common stock under the 2006 Incentive Plan. These shares vest over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006. Mr. Kinberg’s address is c/o Cygne Designs, Inc., 11 West 42nd Street, New York, New York 10036.

(7)

On January 20, 2006, Mr. Collet received 18,750 shares of restricted common stock under the 2006 Incentive Plan. These shares vest over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006. Mr. Collet’s address is c/o Cygne Designs, Inc., 11 West 42nd Street, New York, New York 10036

(8)	Mr. Manuel’s address is c/o Cygne Designs, Inc., 11 West 42nd Street, New York, New York 10036.

(9)	Mr. Green’s address is c/o Cygne Designs, Inc., 11 West 42nd Street, New York, New York 10036.

The following table sets forth pro forma information as of February 12, 2007, as if the Issuance Proposal had been approved as of such date and the transactions contemplated thereby consummated, regarding the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each director and nominee for election as a director of Cygne; (iii) each executive officer named in the Summary Compensation Table (see “Executive Compensation”); and (iv) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

Name and Address	Amount and Nature of Beneficial Ownership of Our Common Stock (1)	Percentage of Our Common Stock
Serge Kraif (2)	17,485,715	39.8%
Mr. Guez (3)	12,973,571	36.8%
Diversified Apparel Resources, LLC	4,428,571	12.6%
Guez Living Trust dated December 6, 1996 (3)	2,950,140	8.4%
James G. Groninger (4)	13,275	*
Guy Kinberg (5)	34,687	*
Michel Collet (6)	4,687	*
Bernard M. Manuel	4,946,975	14.0%
Roy Green	0	*
Directors and executive officers as a group (5 persons)	4,999,624	14.2%

*	Less than one percent

(1)	A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares.

(2)	Includes 4,285,715 shares issuable upon conversion of the $15.0 million principal amount of a convertible promissory note issued to Mr. Kraif in payment of $15.0 million of the outstanding Note and 4,400,000 shares of common stock issuable upon exercise of a warrant. Mr. Kraif's address is 19 Avenue Krieg, 1208 Geneve, Switzerland.

(3)	According to Schedule 13D filed May 17, 2006, of the 12,973,571 shares of Common Stock, (i) Mr. Guez directly owns 4,426,420 shares, (ii) 4,428,471 shares are held by Diversified Apparel Resources, LLC, of which Mr. Guez is a 32.2% owner and the manager and, as such, may be deemed to beneficially own the shares owned by Diversified Apparel, (iii) 1,570,915 shares are held by the Guez Living Trust dated December 6, 1996 of which Mr. Guez is co-trustee and co-beneficiary and, as such, Mr. Guez may be deemed to be the beneficial owner of the shares owned by the trust, (iv) 1,379,225 shares are owned by 215 GZ Partners, which is 100% owned by The Guez Living Trust dated December 6, 1996, and accordingly Mr. Guez may be deemed to beneficially own the shares held by 215 GZ Partners, (v) 584,220 shares are owned by Griffin James Aron Guez Irrevocable Trust dated January 1, 1996 of which Mr. Guez’s son is the sole beneficiary and Mr. Guez’s mother, Marguerite Ester Guez, is the trustee, and as such, Mr. Guez may be deemed to beneficially own the shares owned by Griffin James Aron Guez Irrevocable Trust dated January 1, 1996, and (vi) 584,220 shares are owned by Stephan Avner Felix Guez Irrevocable Trust dated January 1, 1996 of which Mr. Guez’s son Stephen Guez is the trustee and sole beneficiary, and as such Mr. Guez may be deemed to beneficially own the shares owned by Stephan Avner Felix Guez Irrevocable Trust dated January 1, 1996. Mr. Guez disclaims beneficial ownership of the securities held by Diversified Apparel and Guez Living Trust except to the extent of his pecuniary interest therein. Mr. Guez disclaims beneficial ownership of the securities held by Griffin Guez Trust and Stephan Guez Trust. Mr. Guez’s address is c/o Diversified Apparel Resources, LLC, 5804 E. Slauson Ave., Commerce, CA 90040.

(4)	On January 20, 2006, Mr. Groninger received 22,500 shares of restricted common stock under the 2006 Incentive Plan. These shares vest over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006.

(5)	On January 20, 2006, Mr. Kimberg received 18,750 shares of restricted common stock under the 2006 Incentive Plan. These shares vest over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006.

(6)	On January 20, 2006, Mr. Collet received 18,750 shares of restricted common stock under the 2006 Incentive Plan. These shares vest over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”). Executive officers, directors, and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the fiscal year ended January 31, 2006, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with.

Code of Ethics

We have adopted a code of ethics applicable to our officers, who include our principal executive officer, principal financial officer and financial professionals. A copy of our code of ethics has been filed with the Securities and Exchange Commission. We undertake to provide to any person without charge, upon request, a copy of our code of ethics. Requests for such copy should be made in writing to us at our principal office, which is set forth on the first page of our Form 10-K/A, attention Corporate Secretary.

Executive Officers of the Registrant

Our executive officers are as follows:

Name	Age	Position with the Company
Bernard M. Manuel	58	Director, Chairman of the Board and Chief Executive Officer
Roy E. Green	73	Senior Vice President-Chief Financial Officer, Treasurer, and Secretary

Bernard M. Manuel has served as our Chief Executive Officer and as a director, as well as in several additional executive positions, since he joined us in October 1988. He currently serves as the Chairman of the Board, Chief Executive Officer and a director. Mr. Manuel is a director of several private companies in the U.S. and Europe. From 1983 until he joined the Company, Mr. Manuel was involved, through Amvent, a company he founded, in the transfer of technology between Europe and the U.S. and related venture capital and merger and acquisition activities, as well as in the apparel industry. Mr. Manuel earned a Bachelor’s of Science in Mathematics and several graduate degrees in Mathematics and in Economics from the University of Paris, an M.S. in Political Science from the “Institute d’Etudes Politiques” in Paris and an M.B.A. with high honors (Baker Scholar) from the Harvard Business School, where he was awarded both the Loeb Rhodes Fellowship for excellence in finance and the Melvin T. Copeland prize for top performance in marketing.

Roy E. Green has served as Chief Financial Officer of the Company, as well as in various additional executive capacities, since October 1987. He currently serves as our Senior Vice President-Chief Financial Officer, Treasurer and Secretary. From 1974 until he joined us, Mr. Green was employed by Cluett Peabody & Co., first as the Chief Financial Officer of its Arrow Co. division until 1979, then as Vice President and Controller until 1985, and finally as Chief Financial Officer. He has also worked as a certified public accountant for J. K. Lasser & Co. and Hurdman & Cranston. Mr. Green received a Bachelor's degree in Business Administration from Rutgers University. Mr. Green is a certified public accountant.

EQUITY PLAN COMPENSATION INFORMATION

The following table sets forth information as of January 31, 2006 with respect to shares of the Company’s common stock that could have been issued under the Company’s equity compensation plans consisting of the 1993 Employee Stock Option Plan and the Company’s 1993 Non-Employee Director Plan, both of which expired on April 15, 2003, and the Company’s 2006 Incentive Plan, which was approved by stockholders on January 20, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	8,150	$0.13	2,940,0000
Equity compensation plans not approved by security holders	0	0	0
Total	8,150	$0.13	2,940,0000

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The board of directors currently has four members, all of whom are nominees for re-election. The persons named below have been nominated by the board of directors on recommendation of its Nominating and Corporate Governance Committee. The board of directors proposes that the nominees below be elected for a term of one year or until their successors are duly elected and qualified. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee by the persons named in the proxy or the size of the board may be reduced accordingly. The board is not aware of any circumstances likely to make any nominee unavailable for election.

The nominees, their ages, and the year in which each first became a director of the Company and their biographies are:

Director	Age	Year First Became Director
James G. Groninger (1)	62	1993
Bernard M. Manuel	58	1988
Michel Collet (1)	39	2005
Guy Kinberg (1)	50	2005

(1)	Member of the Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee of the Board of directors.

Mr. Groninger has been the President of Bay South Company since January 1995. Mr. Groninger is a director and Chief Executive Officer of LBS Technologies, Inc. and a director of Layton BioScience, Inc. and NPS Pharmaceuticals, Inc. LBS Technologies, Inc. and Layton BioScience, Inc. are privately held companies engaged in genomics and neuronal cell therapy, respectively. NPS Pharmaceuticals, Inc. is a publicly traded biotechnology company engaged in the discovery, development, and commercialization of therapeutic small molecules and recombinant proteins.

Mr. Manuel has been Chairman of the Board and Chief Executive Officer of Cygne since 1988.

Mr. Collet is a resident partner in the New York office of CMS Bureau Francis Lefebvre (“CMS”), a leading law firm in France. Mr. Collet heads the French/EU tax department of its New York office. Mr. Collet originally joined CMS in 1994. In 2000, Mr. Collet left CMS to join Linklaters, a leading European law firm, in Paris and London. He rejoined CMS in September 2002.

Mr. Kinberg currently serves as Vice-President of Manufacturing for Theory, Inc., a manufacturer and retailer of better women’s and men’s apparel. In October 2005, Mr. Kinberg partnered with PL Industries on a new brand called Prescribed Jeanswear. Mr. Kinberg served as President of FRX Clothing from January 2002 until the recent sale of the FRX Trademark. In August 2001 Mr. Kinberg formed Creative Associates LLC, which launched the FRX Clothing brand in the Fall of 2002.

Board Meetings

During the fiscal year ended January 31, 2006, our board of directors held eleven meetings. Each director attended all meetings of the board of directors held while he was a director.

Board Committees

The board of directors has a Compensation and Stock Option Committee, Audit Committee and Nominating and Corporate Governance Committee to assist it in the discharge of its responsibilities.

In September 1993 we established an Audit Committee and a Compensation and Stock Option Committee of the board of directors. The Audit Committee reviews our annual audit and meets with our independent auditors to review our internal controls and financial management practices. The Audit Committee is comprised of three non-employee directors, Messrs. Groninger, Collet and Kinberg. The Nominating and Corporate Governance Committee of the board of directors has determined that all members of the Audit Committee are “independent” under the rules and regulations of the Nasdaq Capital Market. Mr. Groninger serves as the chairman of the Audit Committee. The Audit Committee held eight meetings during the fiscal year ended January 31, 2006. At the time of the Audit Committee meetings held during the fiscal year ended January 29, 2005, the Audit Committee was comprised of one non-employee director, Mr. Gronimger. Mr. Groninger is an “audit committee financial expert” as defined in Regulation 240.401 (h) (1) (i) (A) of Regulation S-K. The Audit Committee has a charter, a copy of which was filed with the SEC as an exhibit to our proxy statement for the 2005 annual meeting of stockholders.

The Compensation and Stock Option Committee reviews compensation practices, recommends compensation for our executives and key employees, functioned as the committee under our 1993 Stock Option Plan which expired on April 15, 2003, and functions as the committee under our 2006 Incentive Plan. The Compensation and Stock Option Committee is comprised of three non-employee directors, Messrs. Groninger, Collet and Kinberg. Mr. Groninger acts as the chairman of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee held one meeting during the fiscal year ended January 31, 2006. At the time of the Compensation and Stock Option Committee meetings held during the fiscal year ended January 29, 2005, the Compensation and Stock Option Committee was comprised of one non-employee director, Mr. Groninger.

In November, 2005 we established a Nominating and Corporate Governance Committee of the board of directors, which was established for the purpose of assisting the board in its selection of individuals as nominees for election to the board at meetings of the Company’s stockholders and/or to fill any vacancies or newly created directorships on the board and assisting the board in its oversight of the corporate governance of the Company. Accordingly, the Nominating and Corporate Governance Committee held no meetings in the fiscal year ended January 29, 2005. The Nominating and Corporate Governance Committee held one meeting during the fiscal year ended January 31, 2006. The Nominating and Corporate Governance Committee is comprised of three non-employee directors, Messrs. Groninger, Collett and Kinberg. Mr. Collett serves as Chairman. All members of the Nominating and Corporate Governance Committee are independent as independence is currently defined by the Nasdaq listing standards. The Nominating and Corporate Governance Committee has a charter, a copy of which was filed with the SEC as an exhibit to our proxy statement for the 2005 annual meeting of stockholders.

The Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate nominees for election to the board. Candidates may come to the attention of the Nominating and Corporate Governance Committee through members of our board, professional search firms, stockholders and other interested parties. From time to time, the Nominating and Corporate Governance Committee may engage consulting firms to perform searches for director candidates who meet the needs of the board. If a consulting firm is retained to assist in the search process for a director, a fee would typically be paid to such firm.

The Nominating and Corporate Governance Committee believes that all candidates should have personal and professional integrity, experience with businesses and other organizations of comparable size or in related industries, a college or professional degree, demonstrated exceptional ability and judgment, and the ability to act in the best interests of our stockholders.

A stockholder wishing to nominate an individual for election to our board should send the nomination, together with a statement of the individual’s experience and qualifications and a signed consent of the individual to serve if nominated and elected, to Cygne Designs, Inc., 11 West 42nd Street, New York, NY 10036, Attention: Chairman, Nominating and Corporate Governance Committee.

Nominations received by the Nominating and Corporate Governance Committee will be reviewed by the Chairman of the Nominating and Corporate Governance Committee to determine whether the candidate possesses the director qualifications, and if so, whether the candidate’s expertise and particular set of skills and background fit the current needs of the board and whether the candidate will be effective, together with the other nominees and directors, in serving the long-term interests of our Company and our stockholders. The process of reviewing and evaluating candidates submitted by stockholders is designed to ensure that the board includes members with diverse backgrounds, skills and experience including appropriate financial and other expertise relevant to our business.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 1–ELECTION OF DIRECTORS” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Vote Required

Each director must receive a plurality of the total votes cast.

EXECUTIVE COMPENSATION

The following table shows compensation for the chief executive officer and the only other executive officer for the three years ended January 31, 2006 (“2005”), January 29, 2005 (“2004”) and January 31, 2004 (“2003”).

	Summary Compensation Table Annual Compensation
	Year	Salary	All Other Compensation
Bernard M. Manuel	2005	$400,000	$11,438	(2)
Chairman of the Board and Chief Executive Officer	2004	$400,000	$12,215	(2)(3)
	2003	$400,000	$16,186	(1)(2)(3)
Roy E. Green	2005	$245,000	$339,223	(6)
Senior Vice President-Chief Financial Officer	2004	$245,000	$242	(5)
Treasurer and Secretary	2003	$245,000	$649	(4)(5)

(1)	Includes $126 for year 2003 representing Cygne’s matching contribution pursuant to its 401(k) defined contribution plan. This plan was terminated in March 2003.

(2)	Includes $11,438, $11,759 and $15,637 for years 2005, 2004 and 2003, respectively, for the lease of a personal automobile.

(3)	Includes certain insurance premiums on term life insurance paid by us of $456 and $420 for years 2004 and 2003, respectively, for the benefit of the named individuals. We ceased making life insurance payments on December 31, 2004.

(4)	Includes $385 for year 2003 representing our matching contribution pursuant to its 401(k) defined contribution plan. This plan was terminated in March 2003.

(5)	Includes insurance premiums on term life insurance paid by us of $274 and $252 for the years 2004 and 2003, respectively, for the benefit of the named individuals. We ceased making life insurance payments on December 31, 2004.

(6)	Consists of a retention bonus paid to Mr. Green in connection with the termination of his employment agreement.

During the fiscal year ended January 31, 2006, no options were granted to the executive officers named in the Summary Compensation Table.

Neither of the executive officers named in the Summary Compensation Table owned any stock options as of January 31, 2006, nor did they exercise any stock options during the year ended January 31, 2006.

Employment Agreements

We currently have an employment agreement with Bernard M. Manuel, our chairman and chief executive officer. We also had an employment agreement with Roy E. Green, our senior vice president-chief financial officer, treasurer, and secretary. Mr. Green’s employment agreement was terminated by mutual agreement as of July 31, 2005 and, since that time, Mr. Green has been an “at will” employee of Cygne and continues to serve as our Senior Vice-President, Chief Financial Officer, Treasurer and Secretary.

Mr. Manuel’s agreement, which expires on April 30, 2008, provides for the automatic renewal for successive one-year terms unless either party notifies the other to the contrary at least 90 days prior to its expiration. The employment agreement requires Mr. Manuel to devote substantially all of his time and attention to our business as necessary to fulfill his duties. Under the employment agreement, Mr. Manuel is currently entitled to an annual salary of $673,233 subject to annual cost of living increases. Mr. Manuel has accepted a reduction in salary to $400,000. The employment agreement also provides for the payment of bonuses in such amounts as may be determined by the board. Under the employment agreement, Mr. Manuel may terminate his employment upon 30 days’ notice. The employment agreement provides that in the event Mr. Manuel’s employment is terminated by us at any time for any reason other than justifiable cause, disability, or death, or we fail to renew the agreement at any time within two years following a “Change in Control of the Company,” we must pay Mr. Manuel his base salary, and permit participation in benefit programs for two years. In the event we elect not to renew the agreement (other than within two years following a “Change in Control of the Company”) we will pay Mr. Manuel a severance payment equal to the lesser of (i) two months’ salary plus one-sixth of his most recently declared bonus for each year he has been employed by the Company or (ii) one year’s annual salary. The employment agreement contains confidentiality provisions, whereby Mr. Manuel agrees not to disclose any confidential information regarding us, as well as non-competition covenants. The non-competition covenants survive the termination of Mr. Manuel’s employment for two years.

For purposes of the employment agreement, a “Change in Control of the Company” shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of Cygne in which Cygne is not the continuing or surviving corporation or pursuant to which shares of Cygne common stock would be converted into cash, securities or other property, other than a merger of Cygne in which the holders of our common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of our assets, or (ii) our stockholders shall approve any plan or proposal for liquidation or dissolution of Cygne, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall become the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act) of 40% or more of our outstanding common stock other than pursuant to a plan or arrangement entered into by such person and us, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire board of directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by our stockholders, of each new director was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period.

The employment agreement also provides that if, in connection with a change of ownership or control of Cygne or a change in ownership of a substantial portion of our assets (all within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), an excise tax is payable by the employee under Section 4999 of the Code, then we will pay to Mr. Manuel additional compensation which will be sufficient to enable him to pay such excise tax as well as the income tax and excise tax on such additional compensation, such that, after the payment of income and excise taxes, Mr. Manuel is in the same economic position in which he would have been if the provision of Section 4999 of the Code had not been applicable.

Mr. Green’s employment agreement, which was terminated by mutual agreement as of July 31, 2005, contained substantially similar provisions to Mr. Manuel’s employment agreement; provided that, Mr. Green’s annual salary under his agreement was $339,223, subject to annual cost of living increases. Mr. Green had accepted a salary reduction to $245,000 and has continued to receive such salary since July 31, 2005. In connection with the termination of Mr. Green’s employment agreement, he received a cash payment of $339,223 in lieu of all amounts which might be due and owing under his employment agreement, including any severance payments. Such payment was contingent on Mr. Green remaining employed by us and performing his customary functions as Senior Vice President – Chief Financial Officer, Treasurer and Secretary and assisting in the consummation of our purchase of certain assets of Diversified Apparel Resources, LLC. Notwithstanding the termination of Mr. Green’s employment agreement, he remains bound by the confidentiality and non-competition provisions which were contained in the agreement.

Compensation of Directors

Based upon the detailed analysis of the practices of companies within our peer group as well as emerging trends occurring within the director compensation arena, and other factors considered by the Board, the Board of Directors approved the following changes, effective November 29, 2005, to the cash compensation payable to our non-employee directors:

•	payment of a $8,000 annual retainer to each director;

•	payment of a $4,000 annual retainer to the members of each committee of the Board other than the audit committee;

•	payment of a $8,000 annual retainer to the members of the audit committee;

•	payment of a $2,000 annual retainer to the chair of each committee of the Board other than the chair of the audit committee;

•	payment of a $4,000 annual retainer to the chair of the audit committee; and

•	payment of a $1,000 meeting fee payable for each Board meeting and meeting of a committee of the Board attended.

Directors will also be reimbursed for expenses actually incurred in attending Board, stockholder and committee meetings.

Under the 2006 Incentive Plan, equity compensation will be provided to our non-employee directors on the following terms:

•	annual stock grants to each non-employee director of 5,000 shares of common stock on the first trading day following each annual meeting; and

•	an initial stock grant on the first trading day following a non-employee director’s initial appointment or election to the board of 25,000 shares of common stock.

Each of our non-employee directors that is re-elected as a director at the 2006 annual meeting of stockholders will receive a stock grant for 5,000 shares of our common stock.

The Company adopted a Stock Option Plan For Non-Employee Directors (the “Directors’ Plan”), pursuant to which options to acquire a maximum aggregate of 100,000 shares of Common Stock could be granted to non-employee directors. The Directors' Plan expired on April 15, 2003 and no further options may be granted, although outstanding options remain in effect. Options granted under the Directors’ Plan do not qualify as incentive stock options within the meaning of Section 422 of the Code. The Directors’ Plan provided for the automatic grant to each of the Company’s non-employee directors of (1) an option to purchase 10,000 shares of Common Stock on the date of such director’s initial election or appointment to the board of directors, and (2) an option to purchase 2,000 shares of Common Stock on each annual anniversary of such election or appointment, provided that such individual is on such anniversary date a non-employee director. The options have an exercise price of 100% of the fair market value of the Company’s common stock on the date of the grant, have a ten-year term, and become exercisable in four equal annual installments commencing on the first anniversary of the grant thereof, subject to acceleration in the event of a change of control (as defined in the Directors’ Plan). The options may be exercised by payment in cash, check, or shares of common stock. On April 15, 1993 Mr. Groninger was elected as our director and was granted an option to purchase 10,000 shares of common stock at a purchase price of $4.00 per share, the fair market value of the common stock on the date of grant.

On each of April 15, 1994, April 15, 1995, April 15, 1996, April 15, 1997, April 14, 1998, April 15, 1999, April 15, 2000, April 15, 2001, April 15, 2002 and April 15, 2003 the anniversary dates of his initial election to the board of directors, Mr. Groninger was granted options to purchase 2,000 shares of common stock at a purchase price of $23.50, $10.00, $1.75, $0.69, $0.28, $0.16, $0.23, $0.14, $0.08, and $0.13, respectively, the fair market values of the Company’s common stock on the dates of grant. The options granted on April 15, 1993, April 14, 1994 and April 15, 1995 expired on April 15, 2003, April 15, 2004 and April 15, 2005, respectively.

On January 20, 2006, under the 2006 Incentive Plan, the Company issued 60,000 shares of restricted Common Stock to directors, subject to vesting over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006. The shares were valued at $4.85 a share. The shares will also vest in full upon a Change in Control, as defined in the Plan, or upon the termination of the director’s service due to death or disability. In connection therewith, the Company recorded deferred compensation of $291,000, representing the fair value of the shares, which is being amortized over the vesting period. During the year ended January 31, 2006, approximately $36,000 was amortized.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The Compensation and Stock Option Committee of our board of directors advises our chief executive officer and our board of directors on compensation matters and reviews and recommends the appropriate compensation of executives and key personnel. The Compensation and Stock Option Committee had been responsible for administering our 1993 stock option plan, which expired on April 15, 2003. The Committee is responsible for administering our 2006 Incentive Plan, approved by stockholders in January 2006. Since November 2005, the Compensation and Stock Option Committee has been comprised of three directors. Prior to that time, the committee was comprised of Mr. Groninger.

Compensation Philosophy and Practices

We are a designer, merchandiser, and manufacturer of branded and private label women’s denim, casual and career apparel with sales to retailers located in the United States. The central goal of the compensation committee is to ensure that our remuneration policy is such that we are able to attract, retain, and reward capable employees who can contribute both short- and longer-term to our success. Our executive compensation program consists of three parts: base salary, annual bonus and stock options.

On January 20, 2006, the Company issued 60,000 shares of restricted Common Stock to its non-employee directors, subject to vesting over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006. The shares were valued at $4.85 a share. The shares will also vest in full upon a change in control, as defined in the Plan, or upon the termination of the director’s service due to death or disability. In connection therewith, the Company recorded deferred compensation of $291,000, representing the fair value of the shares, which is being amortized over the vesting period. During the year ended January 31, 2006, approximately $36,000 was amortized.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies publicly held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the chief executive officer or any of the four other highest-paid executive officers, excluding performance-based compensation. It is possible that at least some of the cash and equity-based compensation paid or payable to our executive officers will not qualify for this performance-based compensation exclusion. The Compensation and Stock Option Committee will continue to monitor the potential impact of Section 162(m) on our ability to deduct executive compensation.

2005 Compensation to Chief Executive Officer

Mr. Manuel’s employment agreement provides for a base salary of $657,187 for the year ended January 31, 2006. In June 1995, Mr. Manuel accepted a reduction in salary to $400,000 that remains in effect. The Compensation and Stock Option Committee determined during 2005 that, in light of our financial condition, it was not appropriate to increase Mr. Manuel’s salary. During the fiscal year ended January 31, 2006, Mr. Manuel was not granted a bonus or any stock options.

Respectfully submitted,

James G. Groninger

Michel Collet

Guy Kinberg

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee of the board of directors was established for the purpose of assisting the board in its selection of individuals as nominees for election to the board at meetings of the Company’s stockholders and/or to fill any vacancies or newly created directorships on the board, and assisting the board in its oversight of the corporate governance of the Company. The Nominating and Corporate Governance Committee is comprised of three non-employee directors, Messrs. Groninger, Collett and Kinberg. Mr. Collett serves as Chairman. All members of the Nominating and Corporate Governance Committee are independent as independence is currently defined by the Nasdaq listing standards.

The Nominating and Corporate Governance Committee held one meeting in the fiscal year ended January 31, 2006, with all three members in attendance. Following a discussion, the Committee agreed to recommend to the board of directors that all of the current directors, Messrs. Manuel, Groninger, Collet and Kinberg, be nominated for election as directors of the Company by the stockholders at the 2006 Annual Meeting of Stockholders, should such persons agree to serve.

Respectfully submitted,

Michel Collet

James G. Groninger

Guy Kinberg

AUDIT MATTERS

Audit Committee Report

In accordance with the written charter of the Audit Committee, the Audit Committee assists the Board in oversight of the quality and integrity of our accounting, auditing and financial reporting processes. In addition, the Audit Committee recommends to the full Board of directors the selection of the independent auditors.

Currently, all Audit Committee members are “independent” under Nasdaq listing standards and as such term is defined in the rules and regulations of the SEC, and Mr. Groninger has also been designated to be an “audit committee financial expert” as such term is defined in the rules and regulations of the SEC.

In performing its oversight function for the year ended January 31, 2006, the Audit Committee:

(1)	Reviewed and discussed the audited financial statements with management;

(2)	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61;

(3)	Reviewed the written disclosure and letter from independent auditors required by the Independence Standards Boards Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence;

(4)	Considered whether the independent auditors’ provision of non-audit services to us is compatible with the auditors’ independence;

(5)	Discussed with our independent auditors the overall scope and plans for the audit;

(6)	Met with the independent auditors with and without management present, to discuss the results of their examination, the evaluations of our internal controls, and the overall quality of our financial reporting; and

(7)	Met quarterly with our management and our independent auditors to review and discuss earning releases, and, as applicable, our quarterly reports on Form 10-Q and annual report on Form 10-K.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2006 as filed with the Securities and Exchange Commission.

Respectfully submitted,

James G. Groninger

Michel Collet

Guy Kinberg

PROPOSAL NO. 2—APPROVAL OF THE ISSUANCE PROPOSAL

Background of the Proposal

On July 31, 2005, we, Commerce Clothing Company LLC (whose name was subsequently changed to Diversified Apparel Resources, LLC [“Diversified Apparel”]), and the members of Diversified Apparel including Mr. Hubert Guez (“Guez”), Diversified Apparel’s managing member and Chief Executive Officer, entered into an asset purchase agreement, and simultaneously closed the transactions contemplated thereby, providing for the purchase by Cygne from Diversified Apparel of the assets (the “Assets”) used in Diversified Apparel’s business of the designing, merchandising and wholesaling of branded and private label denim apparel, which included, among other things, all of Diversified Apparel’s (i) tangible personal property, (ii) open purchase orders, (ii) New York showroom leases (for the property located on the fourth floor of 215 West 40th Street) and (iii) trademarks and intellectual property associated with the Acquired Business. Cygne accounted for this transaction as a purchase. In consideration for the Assets, Cygne (i) issued to Diversified Apparel 10.5 million shares of its common stock, (ii) issued to Diversified Apparel a secured subordinated promissory note (the “Note”) in the principal amount of $47.5 million, (iii) paid $2 million in cash at the closing and (iv) paid to Diversified Apparel $1,750,000 in seven monthly installments of $250,000 each, without interest, on the last day of each month commencing August 2005.

On January 3, 2006, Cygne and Diversified Apparel entered into a note conversion agreement providing for the conversion of $7,500,000 of the principal amount of the Note into 1,428,571 shares of our common stock at the rate of $5.25 per share. On October 31, 2006, we made a principal payment of $1.5 million due on the Note. Effective November 1, 2006, Diversified Apparel transferred the Note to Serge Kraif, an individual whom Cygne believes is unrelated to, and not affiliated with, Diversified Apparel or Mr. Guez. Effective January 31, 2007, we entered into an agreement with Mr. Kraif pursuant to which, if our stockholders approved:

•	We would issue 8,800,000 shares of our common stock to Mr. Kraif in payment of $22.0 million of the Note;

•

We would issue a convertible note in the principal amount of $15.0 million that is convertible into shares of our common stock at a conversion price of $3.50 per share in payment of $15.0 million of the Note, and

•	We would issue to Mr. Kraif a warrant to purchase up to 4,400,000 shares of our common stock at a price of $3.00 per share.

In addition, effective January 31, 2007, Mr. Kraif agreed that (i) the $1.5 million principal payment on the Note originally due on January 31, 2007 would be postponed and paid by Cygne from time to time when it had available funds and (ii) all accrued but unpaid interest at January 31, 2007 was forgiven.

If our stockholders approve the issuance of shares of our common stock to Mr. Kraif in partial payment of our indebtedness to him, Mr. Kraif will own 8,800,000 shares of our common stock, or approximately 25% our outstanding shares, and will have the right to purchase up to an additional 8,685,715 shares of our common stock, in which event he will own approximately 40% of our outstanding common stock. If Mr. Kraif owns approximately 25% of our common stock, Mr. Guez will control approximately 37% of our outstanding common stock, and if Mr. Kraif acquires all of our common stock that he is entitled to purchase, Mr. Guez will control approximately 30% of our outstanding common stock.

Adoption of the Issuance Proposal requires the affirmative vote of: a majority of the total votes cast by the holders of our common stock. A properly executed proxy submitted without instructions on how to vote will be voted FOR these proposals, unless your proxy is properly revoked. A properly executed proxy submitted and marked “ABSTAIN” and broker non-votes with respect to the Issuance Proposal will not be voted, although it will be counted for purposes of determining the existence of a quorum. Certain of our stockholders, who own an aggregate of approximately 67% of our common stock, have agreed to vote in favor of the Issuance Proposal, and its passage is, therefore, assured even if all our other stockholders vote against the Issuance Proposal.

Reasons for Board of Directors’ Recommendation

Our board of directors believes that the Issuance Proposal is in the best interests of Cygne and its stockholders and should be approved because it will substantially reduce our debt and interest expense, which have adversely affected our financial condition and results of operations.

Note Conversion Agreement

Effective January 31, 2007 Cygne and Serge E. Kraif entered into an Note Conversion Agreement (the “Conversion Agreement”), providing for the conversion of $37,000,000 principal amount due under our $38.5 million subordinated promissory note dated July 31, 2005 (the “Note”), originally issued by the Company in the principal amount of $47,500,000 to Diversified Apparel Resources, LLC, which subsequently transferred the Note to Kraif with an effective date of November 1, 2006. The Conversion Agreement provides for:

•	$22,000,000 of the Note to be converted to 8,800,000 shares of our common stock at the rate of $2.50 per share,

•

the issuance of a subordinated convertible note in the principal amount of $15.0 million (the “Convertible Note”) that is convertible into shares of our common stock at a conversion price of $3.50 per share in payment of $15.0 million of the Note,

•	the issuance of a warrant to purchase up to 4,400,000 shares of our common stock at $3.00 a share (the “Warrant”), and

•

effective January 31, 2006, (i) the $1.5 million principal payment on the Note originally due on January 31, 2007 would be postponed and paid by Cygne from time to time when it had available funds and (ii) all accrued but unpaid interest at January 31, 2007 was forgiven.

The Convertible Note bears interest at the annual rate of 4.7%. The Convertible Note will bear interest only, payable quarterly, until January 31, 2008. Thereafter, twenty-four (24) quarterly principal payments of $625,000 will be made on the Convertible Note beginning April 30, 2008 and ending on the maturity date of January 31, 2014. Interest will be paid quarterly on the outstanding principal balance outstanding prior to the quarterly principal payment. Any principal outstanding on the Convertible Note will be convertible at the conversion price of $3.50 a share. Cygne, at its option, may prepay the principal balance outstanding at any time with a payment discount rates ranging from 24.19% if prepayment occurs before January 31, 2008 declining to 3.43% if payment occurs between February 1, 2013 and January 31, 2014.

The Warrant is exercisable at any time and from time to time between February 15, 2009 and January 31, 2012

All shares of the Company’s common stock issued as a result of the transactions contemplated would be registered as soon as practically and reasonably feasible.

Effect of Approval of the Issuance Proposal

In connection with Cygne’s acquisition of the Assets from Diversified Apparel, Cygne obtained a third-party valuation to determine the fair value of the Note for the purposes of determining the purchase price of the acquisition. As a result, Cygne recorded a debt discount of $14,200,000 to reduce the carrying value of the Note to fair value. The discount is being amortized to interest expense over the term of the loan. In connection with the January 2006 conversion of $7,500,000 of the Note, a loss on extinguishment (recorded as a component of interest expense) of approximately $2.1 million was recorded representing the pro-rata unamortized discount. If Cygne’s stockholders approve the Issuance Proposal, Cygne will record a loss on extinguishment of debt, since the fair value of the stock, convertible note and warrants to be issued in the transaction exceeds the carrying value of the Note, due primarily to the unamortized discount at the time of exchange. This expense will adversely affect our results of operations for 2007.

The following capitalization table sets forth actual short-term and long-term indebtedness, stockholders equity and total capitalization at October 31, 2006 and on a pro forma basis to give effect to the transactions contemplated by the Conversion Agreement.

	At October 31, 2006
	October 31, 2006 Actual		Pro forma adjustments	October 31, 2006 Pro forma
	(In thousands, unaudited)
Short-term debt
Advances from factor	$14,388		—	$14,388
Current portion of Note	3,517	a	($3,157)	—

Short-term debt	$17,905		(3,157)	14,388

Long-term debt
Long-term portion of Note	$26,031	b	($26,031)	$—
Convertible Note	—	c	11,372	11,372

Long-term Debt	26,031		(14,659)	11,372

Stockholders’ equity:
Preferred Stock, $0.01 par value; 1,000,000 shares authorized: none issued and outstanding	—		—	—
Common Stock, $0.01 par value; 100,000,000 shares authorized: 26,462,109 shares issued and outstanding at October 31, 2006; 35,262,109 shares issued pro forma	265	b	88	353
Paid-in capital	168,565	b	22,503	191,068
Accumulated other comprehensive income (loss)	18		—	18
Accumulated deficit	(117,536)	b	(6,275)	(123,811)

Total stockholders’ equity	51,312		16,316	67,628

Total capitalization	$77,343		$1,657	$79,000

Pro forma adjustments (dollars in thousands, except per share amounts):

	Pro Forma Debt	Pro Forma Accumulated Deficits	Pro Forma Paid-in Capital	Pro Forma Common Stock
a To combine the short-term portion of the Note with the long-term portion of the Note	($3,157)	$—	$—	$—

b To record the Conversion Agreement transactions:
To reflect the combination of the short-term portion of the Note with the long-term portion of the Note	$3,157	$—	$—	$—
To record the deferral of the quarterly payment of $1,500 originally due on January 31, 2007	(1,500)	—	—	—
To record the amortization of the Note discount related to the $1,500 payment on the Note which was due on January 31, 2007 but has been deferred with the consent of the holder	362	(362)	—	—
To record the issuance of 8,800,000 shares of Cygne common stock at $2.00 a share, the closing price of the common stock on the date that the Conversion Agreement was signed in payment of $22,000 principal amount of the Note	(17,600)	—	17,512	88
To record the amortization of the Note discount related to the conversion of the $22,000 principal amount of the Note	922	(922)	—	—
To record the issuance of a warrant to purchase up to 4,400,000 shares of Cygne common stock with a $3.00 exercise price between 2/15/09 and 1/31/12. Value of warrant determined using the Black Scholes method of calculation (A)	—	(4,991)	4,991	—
To record the extinguishment of the $15,000 face value (discounted value of $11,372) of the Note.	(11,372)	—	—	—

Total	($26,031)	($6,275)	$22,503	$88

c To record face value of Convertible Note of $15,000 at the discounted value of $11,372 (B)	$11,372	$—	$—	$—

(A)	The fair value of the warrant was estimated using the closing price of the common stock price on the date that the Conversion Agreement was signed using the Black-Scholes option pricing model with the following assumptions: stock price at the signing date of the Conversion Agreement of $2.00; exercise price of $3.00; term of 5 years, volatility factor of 75.6%; dividend yield of zero; discount rate of 4.67%. The final value of the warrant will be determined on the various factors in place on the date the stockholders approve the Issuance Proposal.

(B)	We recorded the fair value of the Convertible Note at $11,372,000, which is a $3,628,000 discount from the face value of the $15,000,000 Convertible Note. The discount of $3,628,000 is based on our estimate. At this time, the work needed to provide the basis for determining the fair value has not been completed. We are in the process of obtaining the valuation from an independent third party. The final result may materially differ from the estimated balance.

The actual net (loss) income earnings per share for the year ended January 31, 2006 and the nine months ended October 31, 2006 and the pro forma amounts for these periods after the elimination of Note interest expense on the conversion of $22,000,000 of the Note to the Company’s common stock is as follows (in thousands except per share amounts).

	Year Ended January 31, 2006	Nine Months Ended October 31, 2006
Net (loss) income	($6,166)	$1,779
Eliminate interest expense on $22,000 of the Note converted to common stock	1,650	2,475

Pro forma net (loss) income	(4,516)	$4,254

Actual net (loss) income per share	($0.34)	$0.07
Pro forma net (loss) income per share	($0.17)	$0.12

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2–APPROVAL OF THE ISSUANCE PROPOSAL” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE ISSUANCE PROPOSAL.

RELATED PARTY TRANSACTIONS

We have adopted a policy requiring that any material transaction between us and persons or entities affiliated with officers, directors or principal common stockholders of our company to be on terms no less favorable to us than reasonably could have been obtained in arms’ length transactions with independent third parties and all transactions between us and related parties must be approved by our Audit Committee.

On July 31, 2005, we, Commerce Clothing Company LLC (whose name was subsequently changed to Diversified Apparel Resources, LLC [“Diversified Apparel”]), and the members of Diversified Apparel including Mr. Guez (“Guez”), Diversified Apparel’s managing member and Chief Executive Officer, entered into an asset purchase agreement (the “Agreement”), and simultaneously closed the transactions contemplated thereby, providing for the purchase by us from Diversified Apparel of the assets (the “Assets”) used in Diversified Apparel’s business of the designing, merchandising and wholesaling of branded and private label denim apparel (the “Acquired Business”), which includes, among other things, all of Diversified Apparel’s (i) tangible personal property, (ii) open purchase orders, (ii) New York showroom leases (for the property located on the fourth floor of 215 West 40th Street) and (iii) trademarks and intellectual property associated with the Acquired Business.

The Assets did not include any cash, accounts receivable, prepaid expenses, deposits (other than the lease deposit for the showrooms), inventories or stock of any Diversified Apparel subsidiaries.

Under the Agreement, we assumed the following liabilities of Diversified Apparel:

1.	any and all liabilities, obligations and commitments arising after the Closing under the Diversified Apparel agreements included in the Assets (including the Showroom Leases); and

2.	any liability or obligation arising from the operation of the Acquired Business, ownership of the Assets or showroom leases after the Closing Date.

In consideration for the Assets, we (i) issued to Diversified Apparel 10.5 million shares of our Common Stock, $0.01 par value per share, (ii) issued to Diversified Apparel a secured subordinated promissory note (the “Note”) in the principal amount of $47.5 million, (iii) paid $2 million in cash at the Closing and (iv) agreed to pay to Diversified Apparel $1,750,000 in seven monthly installments of $250,000 each, without interest, on the last day of each month commencing with August 2005.

We entered into a Supply Agreement, which was subsequently amended (the “Supply Agreement”), with AZT International S. de R.L. de C.V. (“AZT”), an affiliate of Diversified Apparel. Under the Supply Agreement, AZT manufactures and supplies us with our entire requirements of branded and private label denim apparel of the type sold by Diversified Apparel (“Denim Products”) until at least July 31, 2007. Pricing under the Supply Agreement is based on providing us with certain gross margins on our sales of Denim Products. In the event that our purchase orders outstanding to Diversified Apparel exceed $7.5 million, we will advance Diversified Apparel 50% of all amounts exceeding $7.5 million. The net advances to Diversified Apparel for the year ended January 31, 2006 were approximately $1,272,000. Although AZT is obligated to deliver Denim Products ordered by us under the Supply Agreement, we have no obligation to source Denim Products from AZT. Diversified Apparel receives the apparel in its United States warehouse and retains the physical risk of loss while the inventory is in its possession. Each month, Diversified Apparel invoices us for the apparel that has been shipped to our customers. Before the end of each month, Diversified Apparel invoices to us the apparel that we estimate that we will ship to our customers in the subsequent month. Our purchases for the year ended January 31, 2006 were approximately $21,246,000. The third amendment to the Supply Agreement, dated April 27, 2006, removes the $7.5 million advance minimum requirement cited above.

We entered into a Distribution Agreement, which was subsequently amended (the “Distribution Agreement”), with Diversified Apparel. Under the Distribution Agreement, Diversified Apparel provides us with certain distribution and operations services with respect to the Denim Products until July 31, 2007. As consideration for the services provided under the Distribution Agreement, we pay Diversified Apparel a fixed rate fee per apparel unit of Fifty Cents ($0.50), subject to increase based upon certain economic factors. In addition, we reimburse Diversified Apparel for packing material. We purchase all of our apparel manufactured outside of Mexico from Diversified Apparel. Diversified Apparel receives this apparel in its United States warehouse and retains the physical risk of loss while the inventory is in its possession. Each month, Diversified Apparel invoices us for the apparel that has been shipped to our customers. Before the end of each month, Diversified Apparel invoices to us the apparel that we estimate that we will ship to our customers in the subsequent month. Our purchases were approximately $10,536,000 and our fixed rate fees were approximately $1,672,000 for the year ended January 31, 2006.

We and Mr. Guez entered into a restrictive covenant agreement whereby we pay Mr. Guez one percent (1%) of net sales, not including non-denim sales to New York & Company, and not including sales of denim apparel resulting from subsequent business acquisitions.

We issued to Diversified Apparel a $47.5 million note bearing interest at 4.7% per annum. On January 3, 2006, we and Diversified Apparel entered into a Note Conversion Agreement providing for the conversion of $7,500,000 of principal due under the Promissory Note to Diversified Apparel, into 1,428,571 shares of the our common stock. Accordingly, we canceled the principal note payments due October 31, 2011, January 31, 2012 and April 30, 2012.

First Finish Inc., an affiliate of Mr. Guez, operates a fabric finishing testing and development facility in California. We use this facility to develop and test substantially all our fabric finishing. For the year ended January 31, 2006, we purchased services from First Finish of approximately $122,000.

As part of the Agreement, we, on July 31, 2005, hired approximately fifty (50) employees who worked for Diversified Apparel. Until January 1, 2006, the date that these employees were transferred onto our payroll, we reimbursed Diversified Apparel for all these employees’ related expenses.

Due to Related Parties is comprised of the following amounts.

(In thousands)
January 31, 2006
Due from Diversified Apparel—advances for inventory	($1,272)
Due to Diversified Apparel—interest on note	1,120
Due to Diversified Apparel—deferred purchase price	250
Due to First Finish Inc.	66
Due to Mr. Guez—restricted covenant agreement	386

Subtotal	550
Secured subordinated promissory notes payable, at face Amount	40,000

Total	$40,550

On March 31, 2006, Cygne entered into an Asset Purchase Agreement (“APA”) with Innovo Group, Inc. (“Innovo”) and Innovo Azteca Apparel, Inc., a wholly owned subsidiary of Innovo. Azteca Productions International, Inc. (“Azteca Productions”), is a party to certain ancillary agreements related to the APA because they are an interested party in the transaction. Cygne closed this transaction on May 12, 2006.

Innovo is a designer, developer and worldwide marketer of apparel products. Pursuant to the APA, Innovo sold to Cygne certain assets related to its private label apparel division. These assets were purchased by Innovo from Azteca Productions in July, 2003 pursuant to an asset purchase agreement referred to as the Blue Concept Asset Purchase Agreement.

On July 31, 2005, Cygne acquired certain assets of Diversified Apparel Resources, LLC (formerly named Commerce Clothing Company LLC), a limited liability company whose managing member and Chief Executive Officer is Mr. Guez, who is also one of Innovo’s stockholders, a stockholder of Azteca Productions and a party to the Blue Concept Asset Purchase Agreement that Innovo originally entered into for its purchase of the private label division from Azteca Productions. Mr. Guez beneficially owns, has the power to dispose or direct the disposition of, and to vote or direct the voting of shares, personally, through various trusts and Diversified, approximately 49% of the shares of Cygne’s common stock.

The assets acquired by Cygne include the private label division’s customer list, the assumption of current workforce related to the private label division, the assumption of all existing purchase orders and inventory related to the private label division, and the assumption of the benefit of a non-compete clause with Azteca Productions. In exchange for the purchased assets, Cygne agreed to assume certain liabilities associated with Innovo’s private label division, including, the remaining obligation under the original promissory note executed by Innovo in favor of Azteca Productions under the Blue Concept Asset Purchase Agreement, all other liabilities, other than the original promissory note, owed in connection with the private label division to Azteca Productions in excess of $1,500,000, all liabilities associated with Innovo’s outstanding purchase orders and inventory schedules listed in the APA, and the obligations to continue to pay the earn out under the Blue Concept Asset Purchase Agreement. The aggregate value of the assumed liabilities including the remaining unpaid principal amount of the original promissory note but excluding any amounts which might be owed under the earn-out, which will represent the purchase price for the transaction, is approximately $10,500,000, subject to certain permitted adjustments related to the aggregate value of liabilities Innovo may owe to Azteca Productions as of the closing date and payment of certain audit related fees. The APA contains customary terms and conditions, including, among other things, indemnification provisions, representations and warranties and pre-closing and post-closing covenants.

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed by our registered independent auditors for services rendered to us for the years ended January 31, 2006 (“2005”) and January 29, 2005 (“2004”).

No services were performed by, or fees incurred to, Ernst & Young LLP (“E & Y”) in connection with financial information services design and implementation projects during 2005. No services were performed by, or fees incurred to, Mahoney Cohen & Company, CPA, P.C. (“MC”) in connection with financial information services design and implementation projects during 2005 and 2004. The fees billed by Ernst & Young LLP, our independent registered public accounting firm, and Mahoney Cohen & Company, CPA, P.C. our prior independent registered public accounting firm, for audit and other professional services during 2005 and 2004, respectively, are summarized below. The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence and has concluded that such services are compatible. All fees paid were reviewed and pre-approved by the audit committee.

	E & Y 2005	MC 2005	MC 2004
Audit fees (1)	$234,000	$84,184	$105,125
Audit related fees (2)	0	0	2,208
Tax planning fees	2,000	940	0
All other fees (3)	0	2,488	0

Total fees	$236,000	$87,612	$107,333

(1)	Includes fees in connection with the audit of our annual consolidated financial statements, the filing of an S-2 selling stockholder registration statement, and reviews of our consolidated financial statements included in our Quarterly Reports on Form 10-Q.

(2)	Represents fees billed for professional services rendered on general business matters.

(3)	Represents fees billed for professional services rendered on general strategic matters.

Relationship with Our Independent Registered Public Accounting Firm

On October 28, 2005, we dismissed Mahoney Cohen & Company, CPA, P.C. (“MC”) as our independent registered public accounting firm. On the same date, we engaged Ernst & Young LLP as the Company’s independent registered public accounting firm. The decision to change independent registered public accounting firms and the appointment of the new independent registered public accounting firm was made by the audit committee of our board of directors.

The audit reports of MC on our consolidated financial statements as of and for the fiscal years ended January 31, 2004 and January 29, 2005 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years ended January 31, 2004 and January 29, 2005 and through October 28, 2005, there were no disagreements between us and MC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to MC’s satisfaction, would have caused MC to make reference to the subject matter of the disagreement in connection with its reports. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within our two most recent fiscal years ended January 31, 2004 and January 29, 2005 or through October 28, 2005.

Ernst & Young LLP will have a representative at the annual meeting or available by telephone. The representative will have an opportunity to make a statement, if he or she so desires and will be available to respond to appropriate questions.

Performance Graph

The graph compares our performance from February 1, 2001, the first day of our 2001 fiscal year, to January 31, 2006, the last business day of our fiscal year, against the return of the S&P Apparel, Accessories & Luxury Goods Index and the Russell 2000 Stock Index The graph assumes (a) $100 was invested on February 1, 2001 in each of our common stock, the stocks comprising the S&P Apparel, Accessories & Luxury Goods Index and the stocks comprising the Russell 2000 Stock Index, and (b) the reinvestment of dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG CYGNE DESIGNS, INC., S & P

APPAREL, ACCESSORIES & LUXURY GOODS INDEX, AND RUSSELL 2000

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL STOCKHOLDERS’ MEETING

We must receive all stockholder proposals that are intended to be included in our proxy statement for our 2007 annual meeting of stockholders no later than June 1, 2007 at Cygne Designs, Inc., Attention: Corporate Secretary, 11 West 42nd Street, New York, New York 10036. If we are not notified of a stockholder proposal by January 31, 2008??, then the proxies held by our management provide them with discretionary authority to vote against the stockholder proposal, even though the proposal is not discussed in the proxy statement.

STOCKHOLDER COMMUNICATIONS

Stockholders who wish to communicate with an individual director or the board of directors should direct written correspondence to our Corporate Secretary at our executive office at 11 West 42nd Street, New York, NY 10036. Any such communication must contain (i) a representation that the stockholder is a holder of record of our stock, (ii) the name and address, as they appear on our books, of the stockholder sending such communication and (iii) the number of shares of our stock that are beneficially owned by such stockholder. Our Secretary will forward such communications to the specified individual director to whom the communication is directed or to the Chairman of the Board if directed to the entire Board unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case our Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

OTHER MATTERS

We do not know of any matters that are to be presented for action at the annual meeting other than those set forth above. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

Proxies will be solicited by mail and also may be solicited in person, by telephone and by other methods of communication by our regular employees.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written request to Cygne Designs, Inc., Attention: Corporate Secretary, 11 West 42nd Street, New York, New York 10036. Any stockholder who wants to receive separate copies of the proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address above.

By Order of the Board of Directors

Roy E. Green
Secretary

New York, New York

March     , 2007

IF YOU WOULD LIKE TO RECEIVE A FREE COPY OF OUR ANNUAL REPORT ON FORM 10-K, YOU SHOULD REQUEST ONE IN WRITING FROM: CYGNE DESIGNS, INC., ATTENTION: CORPORATE SECRETARY, 11 WEST 42nd STREET, NEW YORK 10036

ANNUAL MEETING OF STOCKHOLDERS OF

CYGNE DESIGNS, INC.

April     , 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS

AND THE APPROVAL OF ISSUANCE OF COMMON STOCK IN PAYMENT OF PROMISSORY NOTE.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:						FOR	AGAINST	ABSTAIN

		NOMINEES:			2. Approval of Issuance of common stock in payment of Promissory Note (issuance Proposal)	☐	☐	☐
☐	FOR ALL NOMINEES	O	J. Groninger
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O O O	M. Collet B. Manuel G. Kinberg		Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The shareholder below acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and Annual Report, each of which has been furnished herewith.

☐	FOR ALL EXCEPT (See instructions below)				PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CYGNE DESIGNS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL         , 2007

Bernard Manuel and Roy Green, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Cygne Designs, Inc. (the “Company”) held of record by the undersigned on February 12, 2007, at the Annual Meeting of Stockholders to be held at 10:00 a.m. (local time) on April         , 2007, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103 and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND 2.

(Continued and to be signed on the reverse side)